Exhibit 10.151

April 3, 2006

James K. Prueitt

51 Turner Street

Deadham, MA 02026

Re:	Senior Director of Product Commericalization

Dear James:

It is my pleasure to offer you the position of Senior Director of Product Commercialization with MTI MicroFuel Cells Inc. (“the Company”). In this position you agree to devote your full time and energy to the Company and will be responsible for development of the Company’s goals. You will begin work with the Company on or about April 10, 2006 (the “Commencement Date”), and report to Russel Marvin, Chief Operating Officer. This letter agreement sets forth the basic terms of your employment with the Company.

Base Salary: Your initial base salary will be equivalent to $175,000 per year, subject to annual adjustments based on performance.

Stock Options: On the Commencement Date, you will be granted Stock options to purchase 40,000 shares of Mechanical Technology Incorporated Common stock at the current price per share on your Commencement Date, pursuant to the MTI employee stock option plan. The options will vest on both a Time and Performance basis. Specifically, 15,000 options will vest pursuant to Performance based criteria and 25,000 options will vest on Time based criteria, as described below:

Performance Vesting: The 15,000 performance based options will vest upon completion of 2006/2007 objectives as assigned and evaluated by the Chief Operating Officer. These objectives will be agreed upon during the first three (3) months of employment and will include one or more objective(s). The intent is that the objective(s) will relate to clear commercialization milestone(s) during 2006 and/or 2007.

Time Vesting: The 25,000 time vested options will vest at the rate of 25% per year commencing on the first anniversary of the Commencement Date (for example, 25% will vest on first anniversary; 25% will vest on second anniversary; 25% will vest on third anniversary; and 25% will vest on fourth anniversary).

Relocation Bonus: The Company will provide you with at $5,000 relocation bonus within 30 days upon your initial arrival to the Albany, NY area. Additionally, the Company will provide you a second relocation bonus of $15,000 upon the completion of your family’s permanent relocation to the Albany, NY area.

Relocation Assistance: To further assist you in the relocation process, the Company will pay moving costs including packing, moving, and unpacking of personal goods, and any accompanying insurance. The moving company utilized will be the lowest of three (3) bids and will bill the Company directly. You will be responsible for obtaining these bids, submitting to the Company for approval, and coordinating with moving company the actual moving event. You agree that if your employment with the Company ends voluntarily within one year of the Commencement Date you will repay this amount in full, to the Company within 15 days from the date that your tenure with the Company ends.

Other Benefits: You will be entitled to three (3) weeks paid vacation per year. You will also be eligible to participate in the Company’s standard employee benefits programs. These benefits currently include paid holidays, medical and dental insurance coverage plans, and flexible medical and dependent care spending plans. Under the current benefit plan, after six months with the Company, you will be eligible to participate in the Company’s long term disability insurance, and §401(k) savings and retirement plans. These benefits may change in the future.

Severance: For the first two (2) years of your employment, the Company will provide three (3) months of severance pay in the event that your employment is terminated involuntarily and without cause. During this period, should your position be terminated involuntarily and without cause within the first 90 days following a change of control, the company will provide total severance payments to cover the period through six (6) months after the change in control event.  For purposes of this Agreement, “cause” shall mean (i) gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties by you; (ii) indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude, or a violation of the federal securities laws (whether or not related to your conduct at work); or (iii) your death or permanent disability (consistent with the requirements of state and federal law).

Non-Competition and Proprietary Information Agreements: During the course of your employment you will be exposed to, and be responsible for developing, trade secrets and confidential information of the Company. Therefore it is possible that you could gravely harm the Company if you work for a competitor, as an employee, consultant, independent contractor, or in any other way. As such, in consideration for your employment and compensation you agree to execute the Non-Competition Agreement and the Proprietary Information Agreement, each of which is incorporated by reference in its entirety, and each of which is enclosed for your signature.

This offer is contingent upon the completion of a background and reference check. Should the results of these investigations not be satisfactory, the offer may be revoked and/or employment terminated.

This agreement supersedes any and all prior discussions and agreements between yourself and the Company. This agreement represents the entire understanding between you and the Company, and cannot be amended except in a writing signed by both you and the Company and is binding on our respective successors. Employment with the Company is on an at-will basis and either the employee or Company may terminate the employment at-will relationship with or without cause.

If the foregoing is acceptable, please countersign this letter in the space provided below and return it to me. If you have any questions, please feel free to contact me at (518) 533-2215. We look forward to having you join our team.

Sincerely,

/s/ Joseph Travis

Joseph Travis

Vice President Human Resources

Accepted:

/s/ James K. Prueitt

Date: April 3, 2006